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                                                                    Exhibit 99.2


                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE



In re:                                                 Chapter 11

CYCH, INC.,                                            Case No. 01-0622 (MFW)
f/k/a CyberCash, Inc.,

                    Debtor.

               ORDER AUTHORIZING THE SALE OF CERTAIN ASSETS FREE
                 AND CLEAR OF ALL LIENS CLAIMS AND ENCUMBRANCES


     UPON CONSIDERATION of the Debtor's Motion For Order Under 11 U.S.C. Sections 105, 363, 365 And 1146: Authorizing The Debtor To Sell Certain Stock Interests In Commission Junction, Inc. (the "CJI Stock") Free And Clear Of All Liens, Claims And Encumbrances And Granting Related Relief (the "Motion"); the Court finding that (a) the Court has jurisdiction over this matter pursuant to 28 U.S.C. Sections 157 and 1334, (b) this is a core proceeding pursuant to 28 U.S.C. Section 157(b)(2), (c) notice of the Motion was sufficient under the circumstances and (d) the sale of the CJI Stock is a reasonable exercise of the Debtors' business judgment and is in the best interests of the Debtors' estates and creditors; and (c) the parties to the contracts to be assigned have adequate assurance of future performance by the Purchasers (as such term is defined in the Motion); and the Court having determined that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein;

     IT IS HEREBY ORDERED THAT:

     1. The Motion is GRANTED

     2. Capitalized terms not defined herein shall have the meanings ascribed to them in the Motion.
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     3. Pursuant to 11 U.S.C. sections 105(a) and 363(f), the CJI Stock shall be transferred to the purchasers, and upon consummation of the Agreement (the "Closing") shall be, free and clear of all liens, claims and encumbrances of any kind or nature whatsoever, other than as set forth in the Agreement, with all such liens, claims and encumbrances of any kind or nature whatsoever to attach to the net proceeds of the sale in the order of their priority, with the same validity, force and effect which they now have as against the CJI Stock, subject to any claim and defenses the Debtors may possess with respect thereto.

     4. The Debtor is hereby authorized to assign the Shareholder's Rights Agreements to Purchasers pursuant to section 365 of the Bankruptcy Code.

     5. The transactions contemplated by the Agreement are undertaken by the Purchasers in good faith, as that term is used in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the sale shall not affect the validity of the Asset Sale to the Purchasers, unless such authorization is duly stayed pending such appeal. The Purchasers are purchasers in good faith of the CJI Stock, and is entitled to all of the protections afforded by section 363(m) of the Bankruptcy Code.

     6. The transfer of the CJI Stock pursuant to the Agreement is a transfer pursuant to section 1146(c) of the Bankruptcy Code, and accordingly shall not be taxed under any law imposing a stamp tax or similar tax.

     7. The ten day stay of this Sale Order under Federal Rule of Bankruptcy Procedures 6004(g) is hereby abrogated in accordance with such Rule and this Sale Order shall be effective and enforceable immediately upon entry.




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     8.   The provisions of this Sale Order are non-severable and mutually dependent.

Dated: January 7,  2002
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                                           /s/ MARY F. WALRATH
                                        ------------------------------
                                        UNITED STATES BANKRUPTCY JUDGE



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